Exhibit 23.5

Consent of AVITAS

We hereby consent to the use of our name, AVITAS, and our industry data and forecasts in the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Intrepid Aviation Limited, a Bermuda exempted company (the “Company”), and in the prospectus contained therein, including, but not limited to the references under the headings “Summary,” “Industry” and “Business” in the Registration Statement.

Dated: September 8, 2014

AVITAS, Inc.

By:	/s/ Bruce Burnett
Name: Bruce Burnett
Title: Senior Vice President - Technical